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                         TRANSITIONAL COMPENSATION AGREEMENT

     THIS AGREEMENT, made this 9th day of October, 1998, by and between JERROLD
L. MORRISON (the "Executive") and BRC HOLDINGS, INC., a Delaware corporation (the "Company").

                                     WITNESSETH:

     WHEREAS, the Executive is presently employed as an executive of the Company; and

     WHEREAS, the Company considers the retention of a sound management team to be essential to protecting and enhancing the interest of the Company and its Stockholders; and

     WHEREAS, the Company wishes to have the benefit of the Executive's full time and attention to the affairs of the Company, particularly during any period in which the Company is considering material corporate transactions involving its equity securities, mergers with other companies which may result in a change of control, or other circumstances that might cause a diversion of the Executive's attention;

     WHEREAS, the Company has proposed this Agreement as a means of reducing any uncertainty that Executive may be subject to; and

     WHEREAS, the Executive wishes to obtain the benefits offered by this Agreement and to be subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the mutual convenants hereinafter set forth, the parties do hereby agree as follows:

     1. ELIGIBILITY FOR TRANSITIONAL COMPENSATION. The Executive shall be eligible to receive transitional compensation, in the amounts and at the times described in Paragraph 3, in the event that:

          (a) his employment with the Company is terminated within 18 months of a "change in control," as such term is hereinafter defined; and

          (b)  the Executive's termination of employment is not on account of:

               (i)    retirement on or after reaching age 65;

               (ii)   the Executive's death;

               (iii) termination by the Company following a conviction of the Executive of a felony involving moral turpitude or a determination by the Board of Directors that the Executive has continued to engage, following notice from the Board, in misconduct or dereliction of duty which is detrimental in a material way to the business of the Company or its subsidiaries; or

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               (iv)   the Executive's voluntary resignation following a change
          of control; PROVIDED that a resignation shall not be considered to be voluntary for the purposes of this Agreement if it occurs if the Executive terminates his employment more than sixty days following a change of control and following: (A) a substantial diminution in Executive's duties with the Company from the duties existing immediately prior to any change of control; (B) a reduction by the Company in the Executive's annual base salary in effect on the date of a change of control or as in effect thereafter if such annual base salary has been increased and such increase was approved prior to the change of control; (C) a substantial reduction by the Company in the overall value of employee-related benefits provided to the Executive from those in effect on the date of a change in control or as in effect thereafter if such benefits have been increased and that increase was approved prior to the change of control; (D) a failure to continue in effect any incentive compensation plan in effect immediately prior to the change in control, or a reduction in Executive's participation or entitlement with regard thereto, unless the Executive is afforded an opportunity of reasonably equivalent value; (E) a significant reduction in the Executive's perquisites and other benefits enjoyed immediately prior to a change of control; (F) relocation of Executive's principle place of employment to a place more than fifty miles from the Executive's principle place of employment as of the change of control; (G) any material breach by the Company of any provision of this Agreement or of any incentive compensation, stock option or similar benefit plan of the Company in which Executive then participates or is eligible to participate; or
          (H) conduct by the Company, against Executive's volition, which could cause the Executive to commit, on his own behalf or as an officer of the Company, a fraudulent act or which could expose the Executive to civil or criminal liability or to sanction by any professional licensing body or self-regulatory organization.

     2. CHANGE IN CONTROL. For the purposes of this Agreement, a "change in control" shall be deemed to have occurred if prior to May 1, 1999:

          (a) any "person" (as that term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (the "Exchange Act"), other than the Company, becomes the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act of securities of the Company representing more than fifty percent of the voting power of all of the then outstanding voting securities of the Company;

          (b) persons who, at the beginning of any twelve consecutive month period, constitute the Board of Directors of the Company cease, at the end of such period, to constitute at least a majority thereof, unless the nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period;

          (c) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock


                                          2.
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     of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after such merger or which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity immediately following the consolidation or merger in question;

          (d) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Company;

          (e) approval by the Company's stockholders of any plan or proposal for the liquidation or dissolution of the Company or the sale, lease, exchange or other transfer (in one transaction or a series of transactions) of assets of the Company in a transaction approved by stockholders of the Company;

          (f) any change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof, promulgated under the Exchange Act.

     3. AMOUNT AND PAYMENT OF TRANSITIONAL COMPENSATION. In the event the Executive is eligible for transitional compensation pursuant to the provisions of Paragraph 1 hereof, he shall be entitled to receive the following:

          (a) a lump sum cash payment, payable within 10 days after the date of Executive's termination, in an amount equal to the Executive's Annual Compensation (as hereinafter defined). For the purposes hereof, the Executive's Annual Compensation, as of any point in time, shall be equal to the sum of (i) an amount equal to the average of the Executive's salary for the twelve months preceding the change of control in question, plus (ii) an amount equal to the cash bonuses received by the Executive during the twelve calendar months preceding such change of control. The Executive's average monthly base salary, for the purposes of the preceding sentence, shall be the amount to which Executive is entitled, prior to reduction for deferred compensation or salary reduction arrangements, including plans and arrangements contemplated under Section 401(k) and Section 125 of the Code.

          (b) outplacement services at a qualified agency selected by the Executive (not to exceed $25,000);

          (c) continuation of coverage under the Company's group medical, group life, and group long-term disability plans, if any, and under any policy or policies of "split dollar" life insurance maintained by the Company, until the earliest to occur of:


                                          3.
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               (i)    the expiration of 24 months from the date on which his
          employment terminates; or

               (ii) the date on which he obtains comparable coverage provided by a new employer.

     4. NO FUNDING OF TRANSITIONAL COMPENSATION. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or assets to provide for any payments required to be made hereunder, and the Executive's right to transitional compensation hereunder shall be solely that of a general, unsecured creditor of the Company.

     5. NO AMENDMENT OF OTHER AGREEMENTS. This Agreement is not intended to amend or modify the provisions of any other agreement or arrangement between the Company and the Executive. Without limiting the generality of the foregoing, notwithstanding any change of control or other transaction, the terms and conditions of the Company's various stock option plans and any applicable award agreements thereunder shall control with respect to the vesting of any options or other awards thereunder then held by the Executive. No provision of this Agreement shall restrict the Company's ability to amend any agreement to which it is a party, any stock option or benefit plan established by it or any of the provisions of its Certificate of Incorporation or By-laws.

     6. DEDUCTION AND WITHHOLDING. All benefits payable to or on behalf of the Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Executive or required by applicable law.

     7. DEATH. In the event of the Executive's death, any amount or benefit payable or distribute to him pursuant to paragraphs 3 or 9 shall be paid to the beneficiary designated by such Executive for such purpose in the last written instrument received by the party prior to the Executive's death, if any, and otherwise to the Executive's estate.

     8. SETOFF. The right of Executive to receive benefits under this Agreement shall be absolute and, except as specifically provided herein, shall not be subject to any setoff, counterclaim, recoupment, defense, duty to mitigate or other rights the Company may have. Notwithstanding anything herein to the contrary, benefits to Executive accruing under this Agreement shall be offset by the amount of any severance benefits otherwise payable to Executive under any Company plan or policy applicable to employees of the Company generally.

     9. EXECUTIVE'S INDEMNITY. It shall be a continuing obligation of the Company to provide the Executive the benefits of the indemnities provided by the Company's Certificate of Incorporation, by-laws, any agreements between the Company and the Executive providing for indemnity, and Executive's rights under applicable law (collectively, the "Indemnity Rights"), as such Indemnity Rights exist prior to any change of control. To the extent that the Executive's Indemnity Rights under the Company's Certificate of Incorporation or By-laws or under any agreement between the Company and the Executive shall be reduced following a change of control (including any reduction resulting from the termination of Executive's employment with


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the Company), the Indemnity Rights existing prior to such change or modification shall be deemed contractual in nature and due and owing to the Executive pursuant to this Section 9 and shall survive any change of control or termination of Executive's employment with the Company indefinitely. The provisions of this Section 9 shall inure to the benefit of the Executive's personal or legal representatives, executives, administrators, successors, heirs, distributees, divisees and legatees.

     10. NO OBLIGATION TO MITIGATE DAMAGES. The Executive shall have no obligation to seek other employment or take any other action in an effort to mitigate damages.

     11. OTHER BENEFITS. Except to the extent otherwise specifically provided herein, the benefits provided under this Agreement shall be in addition to, and not in derogation or diminution of, any benefits that the Executive may be entitled to receive under any other plan or program now or hereafter maintained by the Company or by any of its subsidiaries.

     12. CONTINUED EMPLOYMENT. This Agreement is not a contract of employment. Nothing expressed or implied herein shall create any right or duty of continued employment of the Executive by the Company. The Company reserves all rights to terminate the Executive's employment at any time with or without cause.

     13.  SUCCESSORS.

          (a) The Company will require any successor or successors (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or any substantially part of the business and/or assets of the Company and its subsidiaries, taken as a whole, to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place unless, in the opinion of legal counsel to the Executive, such obligations have been assumed by the successor as a matter of law. No assumption of the Company's obligations shall relieve the Company of such obligations. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (unless the foregoing opinion is rendered to the Executive) shall entitle the Executive to terminate his employment and to receive the payments provided for in Paragraphs 3 and 9 above. As used in the Agreement, the "Company" shall mean the Company, as presently constituted, and any successor to its business and/or assets which executes and delivers the agreement provide for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement as a matter of law.

          (b) If the Executive dies while any amounts are payable to him pursuant to Paragraphs 3 or 9 of the Agreement, this Agreement shall inure to the benefit of, and shall be enforceable by the Executive's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.


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     14.  GENERAL PROVISIONS.

          (a) NOTICES. Any notices referred to herein shall be in writing and shall be sufficient if delivered in person or sent by U.S. registered or certified mail to the Executive at his address on file with the Company, or to the Company at 1111 West Mockingbird, Suite 1400, Dallas, Texas 75247,
     Attn: President.

          (b) MODIFICATION, AMENDMENT, WAIVER. No modification or amendment of any provision of this Agreement shall be effective unless approved in writing by both parties. Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

          (c) ENFORCEABILITY. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (d) HEADINGS. The headings and paragraph designations of this Agreement are included solely for convenience of reference and shall in no event by construed to affect or modify any provisions of this Agreement.

          (e) GENDER AND NUMBER. In this Agreement where the context admits, words in any gender shall include the other genders, words in the plural shall include the singular, and words in the singular shall include the plural.

          (f) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same documents.

     15. TERMINATION OF EMPLOYMENT PRIOR TO CHANGE IN CONTROL. This Agreement shall terminate if the Executive's employment with the Company is terminated, either voluntarily or involuntarily, for any reason prior to a change in control of the Company.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Agreement and the Executive has executed this Agreement as of the date set forth above.

                                             BRC HOLDINGS, INC.


                                             By: /s/ Paul T. Stoffel
                                                --------------------------------
                                             Its: Chairman
                                                 -------------------------------


                                             /s/ Jerrold L. Morrison
                                             -----------------------------------
                                                         (Executive)


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